MERGER AGREEMENT

                      INTERNATIONAL BEVERAGE CORPORATION
                                     and
                 GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

This plan and agreement of merger made and entered into by and between International Beverage Corporation, a Colorado corporation, and Global Entertainment Holdings/Equities, Inc., a Colorado corporation, referred to collectively in this agreement as the constituent corporations.

The respective Board of Directors of the corporations deem it advisable that the corporations merge into one corporation as the surviving corporation, as specified in this agreement.

International Beverage Corporation, constituent corporation, has an authorized capitalization of 100,000,000 common shares, par value $.001 per share, of which 318,970 shares are issued and outstanding, and 22,786 warrants, exercisable at $14.00 per share which will expire on December 10, 1999. There are also 25,000,000 preferred shares, par value $001 per share, of which there are no shares issued and outstanding.

Global Entertainment Holdings/Equities, Inc., constituent corporation, has an authorized capitalization of 100,000,000 common shares, par value $001 per share, of which 2,232,790 shares are issued and outstanding and, 25,000,000 preferred shares, par value $001 per share, of which there are no shares issued and outstanding.

Now therefore, in consideration of these mutual covenants and agreements, the constituent corporations agree as follows:

    1. Merger and Surviving Corporation. Global Entertainment Holdings/ Equities, Inc., constituent corporation, the non-surviving corporation, is merged into International Beverage Corporation, constituent corporation, as the surviving corporation.

    2. Conversion of Shares. The manner and basis of converting the shares of the nonsurviving corporation into shares of the surviving corporation is as follows:

    a. None of the shares of any class of the capital stock of the surviving corporation issued and outstanding as of the effective date of this merger shall be converted as a result of the merger, and all these shares shall remain unchanged.

    b. 1,863,925 shares of the common stock of the non-surviving corporation shall be and become 2,795,888 shares of the common stock of the surviving corporation, whether surrendered for conversion and exchange or not, and shall represent only shares in the surviving corporation for all corporate and legal purposes, subject, however, to the rights of dissenting shareholders; and, the shares shall be called in for cancellation and exchange for shares in the surviving corporation on this merger taking effect on the preceding basis.

    c. All treasury shares of each constituent corporation shall be cancelled and not reissued upon this merger taking effect.

    d. No fractional shares shall be issued by reason of the conversion and exchange of shares, and any fractional interests arising in either constituent corporation shall be eliminated by purchase by the surviving corporation.

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    3.  Approval of Shareholders and Directors.  This Plan and Agreement of
Merger shall be submitted for approval, to the Board of Directors, and to the shareholders, of each of the constituent corporations, in accordance with the provisions of the Colorado Business Corporation Act, and their respective articles of incorporation and bylaws as may be appropriate, to be accomplished and concluded within the oncoming period of time ending September 15, 1998. Should these submissions not be made or approvals of the directors and shareholders of each constituent corporation not be secured or effected within this period of time, and this Plan and Agreement not therefore approved and adopted as contemplated, then it shall, without any further action of or by the parties, other than certification to the other party of the results of the vote by the secretary of the constituent corporation the shareholders of which shall not have approved or adopted the plan and agreement of merger, be cancelled and annulled, and the constituent corporations each discharged without liability to the other.

    4. Effect of Merger on Non-surviving Corporation. Upon this merger taking effect, the constituent corporations, parties to this Agreement, shall be and become a single corporation and be the surviving corporation designated in this Agreement, the separate existence of the nonsurviving corporation shall cease, and the surviving corporation shall have the rights, privileges, immunities, and powers, and be subject to all the duties and liabilities of a corporation organized under the Colorado Business Corporation Act.

    5. Effect of Merger on Surviving Corporation. On this merger taking effect, the surviving corporation shall possess all the rights, privileges, immunities, and franchises, of a public as well as a private nature, of each of the merging corporations, and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and every other interest of or belonging to or due to each of the merged corporations shall be deemed to be transferred to and vested in this single corporation without further act or deed; and the title to any real estate, or any interest vested in any of these corporations shall not revert or be in any way impaired by reason of the merger. This transfer to and vesting in the surviving corporation shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any transfer or vesting unless the consent or approval is specifically required in the event of merger by law or by express provision in any contract, agreement, decree, order, or other instrument to which any constituent corporation is a party or by which it is bound.

    6. Liabilities and Obligations. On this merger taking effect, the surviving corporation shall become responsible and liable for all the liabilities and obligations of each of the merged corporations; and any claim existing or action or proceeding, whether civil or criminal, pending by or against any of these corporations may be prosecuted as if the merger had not taken place, or the surviving corporation may be substituted in its place. Neither the rights of creditors nor any liens on the property of any of these corporation shall be impaired by the merger.

    7. Transfer of Property. The non-surviving corporation agrees that from time to time and as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all the deeds and instruments, assignments, assurances in the law, or take action, as the surviving corporation may deem necessary or desirable to vest in and confirm to the surviving corporation title to and possession of any property of the non-surviving corporation acquired or to be acquired by reason of the merger, and its proper officers and directors shall and will execute and do all acts and things and execute any papers and documents that are necessary or proper to carry out the purposes of this merger.

    8. Articles of Incorporation. The articles of incorporation of the surviving corporation as in
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

effect on the date this merger takes effect shall continue in full force and effect except as the articles may be necessarily amended or changed either by the filing of this plan and agreement or by any amendment as is required to comply and carry out any term or provision contained in this plan and agreement.

    9. Bylaws. The bylaws of the surviving corporation as existing on the date this merger takes effect shall be and remain the bylaws of the surviving corporation until the bylaws are altered, amended or repealed according to the provision made or as provided by law.

    10. Officers. The officers of the surviving corporation, party to this agreement, shall remain in office for the remainder of their respective terms of office and until their successors shall have been elected and qualified.

    11. Directors. The directors of the surviving corporation, party to this Agreement, on this merger taking full effect, shall be three (3) in number and be those persons named below, to serve for the remainder of their present terms of office of the surviving corporation and/or until their successors shall have been elected and qualified:

           Directors                                 Addresses
        Michael S. Luther                1611 S. 91st Avenue-Omaha, NE 68124
        Michael A. Abboud                11605 Westwood Lane-Omaha, NE 68144
        Brenda J. Abboud                 11904 Buckingham Rd-Austin, TX 78759

    12. Warranties. The constituent corporations agree, and warrant each with the other, that they will cooperate with the other in carrying out the terms and provisions of this plan and Agreement; that they and each of them will not issue or sell any shares of capital stock, except shares issued pursuant to rights or warrants outstanding, issue rights to subscribe or options to purchase any shares of their capital stock, amend the articles of incorporation or bylaws of their corporation except as may be required to comply with the terms and provisions of this Plan and Agreement, issue or contract any funded debt, declare and pay any dividend or make any other distribution of surplus except a regular quarterly dividend or scheduled dividend on preferred stock, undertake or incur any obligations or liabilities except in the ordinary course of business and those fees and expenses in connection with the negotiation and consummation of this merger, mortgage, pledge or encumber any real or personal property, or interest held by them, sell, assign or dispose of any trademark, trade name, patent or other intangible assets, default in performance of any material contract or other obligation, waive any right of substantial value, invest in or purchase any security, equity or property not in the usual course of business; and each of them represent that all state, federal and local taxes and assessments, excise taxes, ad valorem taxes and sales taxes, withholding and other employee related tax obligations, are currently paid and not in default.

    13. Abandonment of Merger. Notwithstanding anything to the contrary or implied in this plan, this Plan and Agreement may be abandoned without further liability and obligation prior to the filing of the articles of merger, even if subsequent to approval being given by the shareholders of both constituent corporations, by the Board of Directors of either constituent corporation by resolution duly adopted and notice received by the other constituent corporation, in the event or on the contingency that:

    a. A material adverse change occurs in the business, properties, operations or financial condition of the other constituent corporation;
    b. Any drastic or substantial change occurs in the economic or political condition
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

generally of Colorado or the United States which would affect the advisability of completing the contemplated merger;
    c. On the discovery that any financial statements, or other information furnished by the other constituent corporation is highly inaccurate, misleading in material respect, or omits important relevant data or information;
    d. Either of the constituent corporations becomes involved in any litigation not previously disclosed to the other, either pending or threatened, which would materially affect the financial condition or reputation of the constituent corporation so involved; and
    e. Any action or suit to enjoin or restrain or restrict the contemplated merger has been filed in any court or agency having jurisdiction in the matter.

    14. Expenses. In the event the contemplated merger is not completed, each constituent corporation, parties to this plan, shall bear their own expenses incurred in the negotiation and processing of this Plan and Agreement. If the contemplated merger is completed and takes effect, the surviving corporation shall pay all expenses arising by reason of the merger or that remain owing and unpaid by either constituent corporation.

    15. Counterpart Agreements. This Plan and Agreement of Merger may be executed in counterparts, each of which shall be deemed an original document, but together they shall be deemed to constitute only one agreement.

    16. Notices. Notice or other transmittals to the constituent corporations shall be properly made or served if delivered by hand or by certified or registered mail at or to the addresses listed below:

International Beverage Corporation  Global Entertainment Holdings/Equities, Inc.
8949 J Street, #5                   8949 J Street, #5
Omaha, NE 68127                     Omaha, NE 68127

Dated:	August 27, 1998
                                       /s/Michael Luther
                                   By: President
                                       International Beverage Corporation
Attest:

/s/Brenda Abboud
Secretary
International Beverage Corporation

                               By: /s/Steven M. Abboud
                                   President
                                   Global Entertainment Holdings/Equities, Inc.
Attest:

/s/Crystal Secora
Secretary
Global Entertainment Holdings/Equities, Inc.

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

                              ARTICLES OF MERGER

    Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporations adopt the following articles of merger:

    First: The plan of merger approved by the shareholders of each of the undersigned corporations is as set forth in Exhibit "A" which is attached hereto and incorporated herein by reference immediately or upon the filing with the Secretary of State for the State of Colorado.

    Second: Shareholder approval of the plan of merger was not required [or, as to each of the undersigned corporations, whose shareholders were required to vote for approval, the number of votes cast for the plan by each voting group entitled to vote separately on the merger was sufficient for approval by that voting group].

    Third: These articles are to become effective on September 25, 1998, unless prior to the effective date they are abandoned and a statement of abandonment is filed prior to the effective date.

    Dated:  August 27, 1998.

/s/Michael S. Luther                /s/Steven M. Abboud
International Beverage Corporation  Global Entertainment Holdings/Equities, Inc.

By:  Michael S. Luther              By:  Steven M. Abboud

Title:  President                   Title:  President